Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 10, 2020

Colony Capital, Inc.

515 S. Flower Street, 44th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

We are acting as tax counsel to Colony Capital, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), (ii) shares of Class A common stock, $0.01 par value per share (the “Common Shares”) and associated stock purchase rights (the “Rights”), (iii) Preferred Shares represented by depositary receipts, (iv) warrants to purchase Common Shares and (v) warrants to purchase Preferred Shares, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

In connection with the filing of the Registration Statement, we have been asked to provide you with legal opinions regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

Colony Capital, Inc.

January 10, 2020

In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement; (2) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 1, 2019 (the “2018 Form 10-K”) and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019 filed with the Securities and Exchange Commission on May 10, 2019, August 9, 2019, and November 11, 2019, respectively; and (3) certain organizational documents of the Company and its subsidiaries (including Colony Capital Operating Company, LLC (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, written representations of:

1.

the Company with respect to the Company and its subsidiaries contained in a letter to us dated as of the date hereof (the “Company Management Representation Letter”), which in turn allows us to rely with respect to the matters covered therein upon the representations of:

a.

Colony Capital Inc., a Maryland corporation (“Legacy Colony”), Colony Capital Operating Company, LLC, and Colony Financial Manager, LLC, contained in a letter to us dated January 10, 2017, in connection with our separate opinion as to the qualification of Legacy Colony as a REIT for the period commencing with its taxable year ended December 31, 2009 and ended on January 10, 2017; and

b.

NorthStar Realty Finance Corp., a Maryland corporation (“NRF”), contained in a letter to Vinson & Elkins and us dated January 10, 2017, in connection with the separate opinion of Vinson & Elkins as to the qualification of NRF (or its predecessor by merger) as a REIT for the period commencing with the taxable year ended December 31, 2004 and ended on January 10, 2017; and

2.

by or with respect to various REITs (or in some cases, by the Company on behalf of those REITs) in which the Company owns a direct or indirect substantial interest (each a “Company Subsidiary REIT” 1 /) (the “Company Subsidiary REIT Management Representation Letter,” and together with the Company Management Representation Letter, the “Management Representation Letters”).

Although we have discussed the Management Representation Letters with the signatories thereof, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letters. We consequently have relied upon the representations and statements of the signatories to the respective Management Representation Letters, as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letters.

1/	This term includes for purposes of this opinion letter any REITs in which the Company owns, directly or indirectly, a 10% or greater interest.

Colony Capital, Inc.

January 10, 2020

In this regard, we have assumed with your consent the following:

(1)

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letters) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:

(1)

commencing with its taxable year beginning January 1, 2017, the Company (including NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”), as the predecessor to the Company prior to the Mergers (as defined in that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Legacy Colony, NSAM, NRF, the Company and other entities, dated as of June 6, 2016, as amended by the Letter Agreements dated July 28, 2016, and October 16, 2016) has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and the Company’s proposed method of operation (as described in the Prospectus and the Management Representation Letters) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2020 and future taxable years; and

(2)

the portions of the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the 2018 Form 10-K that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company (beginning with the calendar quarter ended March 31, 2017), and at least 75% of the Company’s

Colony Capital, Inc.

January 10, 2020

gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2020 (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for 2020 or any future taxable year. Accordingly, the accuracy of our opinion as to the taxable year ending December 31, 2020 and future taxable years is entirely dependent on the Company’s representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom for those periods. 2/

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company and each Company Subsidiary REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and each Company Subsidiary REIT, as applicable, utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and each Company Subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company and/or one or more of the Company Subsidiary REITs may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or one or more of the Company Subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s or any Company Subsidiary REIT’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues, including the U.S. federal income tax qualification of any Company Subsidiary REIT as a REIT.

2/

In the Management Representation Letter, the Company specifically states that (i) if it determines it no longer intends to qualify as a REIT, such statements shall cease to apply (but the Company acknowledges that in such circumstance our opinion no longer would be applicable), and (ii) the statements in the Management Representation Letter as to future events, circumstances or conditions do not represent a contractual undertaking that can be relied upon by any third parties.

Colony Capital, Inc.

January 10, 2020

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP